Exhibit 10.1

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Second Amendment” or this “Amendment”) is entered into as of June 20, 2011, by and among HERCULES FUNDING II LLC, a Delaware limited liability company (“Borrower”), the lenders identified on the signature page hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, formerly known as Wells Fargo Foothill, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (“Agent”), with reference to the following facts, which shall be construed as part of this Second Amendment:

RECITALS

A. Borrower, Lenders and Agent have entered into that certain Loan and Security Agreement dated as of August 25, 2008, as amended by that certain First Amendment to Loan and Security Agreement dated as of April 30, 2009 (as amended or modified from time to time, the “Loan Agreement”), pursuant to which Lenders and Agent are providing financial accommodations to or for the benefit of Borrower upon the terms and conditions contained therein. Unless otherwise defined herein, capitalized terms or matters of construction defined or established in the Loan Agreement shall be applied herein as defined or established therein.

B. As of the date hereof, Wells Fargo Capital Finance, LLC is the sole Lender under the Loan Agreement. Pursuant to this Second Amendment, Borrower, Wells Fargo Capital Finance, LLC and Agent are amending the Loan Agreement to, among other things, increase the amount of the Commitment of Wells Fargo Capital Finance, LLC.

C. Borrower has requested that Lenders and Agent agree to amend certain provisions of the Loan Agreement, and Lenders and Agent are willing to do so to the extent provided in, and subject to the terms and conditions of, this Second Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the continued performance by Borrower of its promises and obligations under the Loan Agreement and the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Lenders and Agent hereby agree as follows:

1. Ratification of Existing Loan Documents. Each of the parties acknowledges, confirms, and ratifies the provisions of the Loan Agreement and the other Loan Documents, which shall be unmodified and shall continue to be in full force and effect in accordance with their terms except as expressly provided under this Second Amendment. Without limiting the generality of the foregoing, each of the parties acknowledges that the Sale and Servicing Agreement remains in full force and effect among Borrower, HTGC and Agent notwithstanding the resignation of the Backup Servicer and the fact that a replacement has not and may not be appointed.

2. Amendments to the Loan Agreement. The Loan Agreement is hereby amended as follows:

2.1 Deletion of Definition of ACH Transactions. Section 1.1 of the Loan Agreement is amended by deleting the existing definition of the term “ACH Transactions.”

2.2 Amendment to Definition of Bank Product. Section 1.1 of the Loan Agreement is amended by deleting the existing definition of the term “Bank Product,” and replacing it with the following amended and restated version thereof:

“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or its Subsidiaries by a Bank Product Provider: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) stored value cards, (v) purchase cards (including so-called “procurement cards” or “P-cards”), (vi) Cash Management Services, or (vii) transactions under Hedge Agreements.

2.3 Addition of Definition of Bank Product Collateralization. Section 1.1 of the Loan Agreement is amended by adding in appropriate alphabetical order the following new definition of the term “Bank Product Collateralization”:

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

2.4 Amendment to Definition of Bank Product Obligations. Section 1.1 of the Loan Agreement is amended by deleting the existing definition of the term “Bank Product Obligations” and replacing it with the following amended and restated version thereof:

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or its Subsidiaries.

2.5 Replacement of Definition of Bank Product Reserve with Definition of Bank Product Reserve Amount. Section 1.1 of the Loan Agreement is amended by deleting the existing definition of the term “Bank Product Reserve” and replacing it with the following new definition of “Bank Product Reserve Amount” (and each reference in the Loan Agreement or any other Loan Document to “Bank Product Reserve” shall mean and be a reference to “Bank Product Reserve Amount”):

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Agent has determined it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Borrower and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding; provided, however, that such amount shall at no time exceed (a) five percent (5%) of the Maximum Revolver Amount at such time, or (b) $15,000,000.

2.6 Amendment to Definition of Base LIBOR Rate. Section 1.1 of the Loan Agreement is amended by deleting the existing definition of the term “Base LIBOR Rate” and replacing it with the following amended and restated version thereof:

“Base LIBOR Rate” means the per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) two (2) Business Days prior to the commencement of the requested Interest Period, for a term of three (3) months, which determination shall be conclusive in the absence of manifest error.

2.7 Amendment to Definition of Base Rate. Section 1.1 of the Loan Agreement is amended by deleting the existing definition of the term “Base Rate” and replacing it with the following amended and restated version thereof:

“Base Rate” means the greatest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the LIBOR Rate plus one percent (1.00%), and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

2.8 Addition of Definition of Cash Management Services. Section 1.1 of the Loan Agreement is amended by adding the following new definition of the term “Cash Management Services”:

“Cash Management Services” means any cash management or related services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

2.9 Further Amendment to Definition of Eligible Notes Receivable. Section 1.1 of the Loan Agreement is further amended by deleting the existing text of clause (e) in the definition of the term “Eligible Notes Receivables” and replacing it with the following amended and restated version thereof:

(e) such Note Receivable has an outstanding principal amount that exceeds $15,000,000; provided, that only the amount in excess of such limit shall be considered ineligible and such limit may be waived by Agent on a case by case basis in its sole discretion;

2.10 Amendment to Definition of Fee Letter. Section 1.1 of the Loan Agreement is amended by deleting the existing definition of the term “Fee Letter” and replacing it with the following amended and restated version thereof:

“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of the Second Amendment Closing Date, between Borrower and Agent, in form and substance satisfactory to Agent.

2.11 Replacement of Definition of Hedging Agreement with Definition of Hedge Agreement. Section 1.1 of the Loan Agreement is amended by deleting the existing definition of the term “Hedging Agreement” and replacing it with the following new definition of “Hedge Agreement” (and each reference in the Loan Agreement or any other Loan Document to “Hedging Agreement” shall mean and be a reference to “Hedge Agreement”):

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

2.12 Addition of Definition of Hedge Obligations. Section 1.1 of the Loan Agreement is amended by adding in appropriate alphabetical order the following new definition of the term “Hedge Obligations”:

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

2.13 Addition of Definition of Hedge Provider. Section 1.1 of the Loan Agreement is amended by adding in appropriate alphabetical order the following new definition of the term “Hedge Provider”:

“Hedge Provider” means Wells Fargo or any of its Affiliates.

2.14 Amendment to Definition of Lender Group Expenses. Section 1.1 of the Loan Agreement is amended by deleting the existing definition of the term “Lender Group Expenses” and replacing it with the following amended and restated version thereof:

“Lender Group Expenses” means all reasonable (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including initial and subsequent periodic Collateral appraisals or valuations or business valuations to the extent of the fees and charges therefor (and up to the amount of any limitation contained in this Agreement)), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) out of pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrower or any of its Subsidiaries or any Guarantor, (h) Agent’s costs and expenses (including attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Agent’s and each Lender’s costs and expenses (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses) incurred in terminating, enforcing (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or any Guarantor or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral. All such amounts representing a mere pass-through by a member of the Lender Group of out-of-pocket costs and expenses set by a third-party shall be deemed to be reasonable for purposes of this Agreement and other Loan Documents.

2.15 Amendment to Definition of LIBOR Rate Margin. Section 1.1 of the Loan Agreement is amended by deleting the existing definition of the term “LIBOR Rate Margin” and replacing it with the following amended and restated version thereof:

“LIBOR Rate Margin” means three and one-half percent (3.50%).

2.16 Amendment to Definition of Loan Documents. Section 1.1 of the Loan Agreement is amended by deleting from the existing definition of the term “Loan Documents” the words “the Bank Product Agreements,”.

2.17 Addition of Definition of OFAC. Section 1.1 of the Loan Agreement is amended by adding in appropriate alphabetical order the following new definition of the term “OFAC”:

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

2.18 Addition of Definitions of Second Amendment, Second Amendment Closing Date and Second Amendment Closing Fee. Section 1.1 of the Loan Agreement is amended by adding in appropriate alphabetical order the following new definitions of the terms “Second Amendment,” “Second Amendment Closing Date,” and “Second Amendment Closing Fee”:

“Second Amendment” means the Second Amendment to Loan and Security Agreement, dated as of June 20, 2011, by and among Lenders, Agent and Borrower.

“Second Amendment Closing Date” means June 20, 2011.

“Second Amendment Closing Fee” has the meaning given to such term in the Fee Letter.

2.19 Amendment to Definition of WFF. Section 1.1 of the Loan Agreement is amended by deleting the existing definition of the term “WFF” and replacing it with the following amended and restated version thereof:

“WFF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company formerly known as Wells Fargo Foothill, LLC.

2.20 Amendment to Rules of Construction. Section 1.4 of the Loan Agreement is amended by deleting the third to the last sentence thereof and replacing it with the following two sentences:

The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any Lender Group Expenses that have accrued irrespective of whether demand has been made therefor and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid.

2.21 Amendment to Apportionment and Application of Payments. Section 2.3(b) of the Loan Agreement is amended by deleting the existing text of Sections 2.3(b)(i)(K), (L), (M) and (N), and replacing them with the following amended and restated versions thereof:

(K) eleventh, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance would be created thereby), ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations,

(L) twelfth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances, until paid in full,

(M) thirteenth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) ratably, to the Bank Product Providers, in an aggregate amount up to the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default, based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations,

(N) fourteenth, if an Event of Default has occurred and is continuing, to pay any other Obligations (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral), and

2.22 Amendment to Payment of Interest and Fees. Section 2.5 of the Loan Agreement is amended by deleting the second sentence of Section 2.5(c) and replacing it with the following amended and restated version thereof:

Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), the fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the Bank Product Reserve Amount) to Borrower’s Loan Account, which amounts thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.

2.23 Amendment to Unused Line Fee. Section 2.10 of the Loan Agreement is amended by deleting the existing text of Section 2.10(a) and replacing it with the following amended and restated version thereof:

(a) Unused Line Fee. On the first day of each month, Borrower shall pay an unused line fee equal to (i) the amount by which (A) the Maximum Revolver Amount then in effect exceeds (B) the average Daily Balance of Advances that were outstanding during the immediately preceding month, or portion thereof during which this Agreement is in effect, multiplied by (ii) (A) for each payment date occurring on or before September 1, 2011, three-tenths of one percent (0.30%), and (B) for each payment date occurring after September 1, 2011, (I) if the average Daily Balance of Advances that were outstanding during such month was equal to or less than sixty percent (60%) of the average Maximum Revolver Amount in effect during such month, then three-quarters of one percent (0.75%) per annum, (II) if the average Daily Balance of Advances that were outstanding during such month was greater than sixty percent (60%), but equal to or less than eighty percent (80%), of the average Maximum Revolver Amount in effect during such month, then one-half of one percent (0.50%) per annum, and (III) if the average Daily Balance of Advances that were outstanding during such month was greater than eighty percent (80%) of the average Maximum Revolver Amount in effect during such month, then zero (0).

2.24 Amendment to Audit, Appraisal and Valuation Charges. Section 2.10 of the Loan Agreement is amended by deleting the existing text of Section 2.10(c) and replacing it with the following amended and restated version thereof:

(c) Audit, Appraisal, and Valuation Charges. For the separate account of Agent, Borrower shall pay to Agent audit, appraisal, and valuation fees and charges as follows (i) a fee of $1,200 per day, per auditor, plus out-of-pocket expenses for each financial or collateral audit of Borrower performed by personnel employed by Agent, (ii) a fee of $1,000 per day, per applicable individual, plus out of pocket expenses for the establishment of electronic collateral reporting systems, if requested by Agent, (iii) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral, or any portion thereof, performed by personnel employed by Agent, and (iv) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial or collateral audits of Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral or any portion thereof, or to assess Borrower’s or its Subsidiaries’ procedures or business valuation; provided that so long as no Event of Default has occurred and is continuing, Borrower will not be charged for more than three (3) financial or collateral audits in any twelve-month period.

2.25 Addition of New Condition Subsequent. Section 3.2 of the Loan Agreement is amended by adding the following new Section 3.2(d) after the existing text thereof:

(d) Within one hundred eighty (180) days after the Second Amendment Closing Date, both Borrower and HTGC shall have transferred all of their respective treasury management accounts to Wells Fargo.

2.26 Amendment to Maturity Date. Section 3.4 of the Loan Agreement is amended by deleting the existing text thereof and replacing it with the following amended and restated version thereof:

3.4 Term. This Agreement shall continue in full force and effect for a term commencing on the Closing Date and ending on the third anniversary of the Second Amendment Closing Date (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

2.27 Amendment to Effect of Termination. Section 3.5 of the Loan Agreement is amended by deleting the first sentence thereof and replacing it with the following amended and restated version thereof:

On the Maturity Date or earlier termination of this Agreement in accordance with its terms, all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full.

2.28 Amendment to Early Termination by Borrower. Section 3.6 of the Loan Agreement is amended by deleting the existing text thereof and replacing it with the following amended and restated version thereof:

3.6 Early Termination by Borrower. Borrower has the option, at any time upon ninety (90) days prior written notice to Agent, to terminate this Agreement by repaying to Agent all of the Obligations in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section 3.6, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations in full, on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default, (b) foreclosure by Agent or Lenders and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding of Borrower, or (d) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding of Borrower, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrower shall pay to Agent, in cash, for the ratable benefit of Lenders, the Applicable Prepayment Premium, if any, determined as of such date. For purposes of this Agreement, “Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (a) during the period starting on the Second Amendment Closing Date and ending on the day immediately preceding the first anniversary of the Second Amendment Closing Date, three percent (3.00%) times the Maximum Revolver Amount on such date, (b) during the period starting on the first anniversary of the Second Amendment Closing Date and ending on the day immediately preceding the second anniversary of the Second Amendment Closing Date, two percent (2.00%) times the Maximum Revolver Amount on such date, (c) during the period starting on the second anniversary of the Second Amendment Closing Date and ending on the day immediately preceding the same date in the sixth month after the second anniversary of the Second Amendment Closing Date, one percent (1.00%) times the Maximum Revolver Amount on such date, and (d) thereafter, zero dollars ($0.00).

2.29 Amendment to Covenant Regarding Minimum Tangible Net Worth of HTGC. Section 7.16 of the Loan Agreement is amended by deleting the existing text of Section 7.16(c) and replacing it with the following amended and restated version thereof:

(c) Minimum Tangible Net Worth of HTGC. Permit HTGC, on a consolidated basis with its Subsidiaries, to fail to maintain as of the end of each of its fiscal quarters a sum of (i) Tangible Net Worth, plus (ii) Subordinated Debt, that is greater than or equal to the sum of (A) $314,000,000, plus (B) ninety percent (90%) of the cumulative amount of equity raised by HTGC from and after March 31, 2011.

2.30 Amendment to Lenders’ Rights and Remedies. Section 9.1 of the Loan Agreement is amended by deleting the existing text of Section 9.1(a) and replacing it with the following amended and restated version thereof:

(a) Declare all or any portion of the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full;

2.31 Further Amendment to Lenders’ Rights and Remedies. Section 9.1 of the Loan Agreement is further amended by deleting the existing text of the last paragraph thereof and replacing it with the following amended and restated version thereof:

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

2.32 Amendment to Provision Regarding Amendments and Waivers. Section 15.1 of the Loan Agreement is amended by deleting from the first sentence thereof the words “Bank Product Agreements or”.

2.33 Amendment to Agency Provisions Regarding Collateral Matters Providers. Section 16.12 of the Loan Agreement is amended by deleting the existing text thereof and replacing it with the following amended and restated version thereof:

16.12 Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if such sale or disposition is a Permitted Disposition or Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower owned no interest at the time Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement. Borrower and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

2.34 Amendment to Agency Provisions Regarding Bank Product Providers. Section 16.19 of the Loan Agreement is amended by deleting the existing text thereof and replacing it with the following amended and restated version thereof:

16.19 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents, and to have provided Agent with the same authorizations, representations, acknowledgments and consents made by each Lender under the preceding Sections 16.1 through 16.18; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents (except the Bank Product Agreements of the applicable Bank Product Provider), including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

2.35 Amendment to Provisions Regarding Patriot Act. Section 17.9 of the Loan Agreement is amended by adding after the existing text thereof the following additional sentence:

In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for HTGC or Borrower and (b) OFAC/PEP searches and customary individual background checks for the senior management and key principals of HTGC or Borrower, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of Borrower.

2.36 Amendment to Integration Provision. Section 17.10 of the Loan Agreement is amended by adding after the existing text thereof the following additional sentence:

The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

2.37 Revised Commitments as of the Second Amendment Closing Date. Exhibit C-1 to the Loan Agreement is amended by deleting the existing version thereof and replacing it with the revised and current version attached as Exhibit A to this Second Amendment.

3. Conditions Precedent. Notwithstanding any other provision of this Second Amendment, this Second Amendment shall be of no force or effect, and Lenders and Agent shall not have any obligations hereunder, unless and until each of the following conditions have been satisfied:

3.1 Receipt of Executed Second Amendment. Agent shall have received this Second Amendment, duly executed by Borrower, each Lender, and Agent;

3.2 Receipt of Executed Amended and Restated Fee Letter. Agent shall have received the Fee Letter, duly executed by Borrower and Agent;

3.3 Payment of Second Amendment Closing Fee. Agent shall have received from Borrower payment of the Second Amendment Closing Fee; and

3.4 Secretary’s Certificate. Agent shall have received a certificate from the Secretary of Borrower attesting to (a) the resolutions of Borrower’s Board of Directors (i) authorizing Borrower’s execution, delivery, and performance of this Second Amendment, the Fee Letter, and all other Loan Documents executed in connection therewith to which Borrower is a party, and (ii) authorizing specific officers of Borrower to execute the same, and (b) the incumbency and signatures of such specific officers of Borrower.

3.5 Closing Certificate. Agent shall have received a certificate from the chief financial officer and chief executive officer of Borrower, certifying as to (a) the truth and accuracy of the representations and warranties of Borrower contained in Section 5 of the Loan Agreement as amended by this Second Amendment, (b) the absence of any Defaults or Events of Default, and (c) that after giving effect to the incurrence of Indebtedness under the Loan Agreement and the other transactions contemplated by the Loan Agreement as amended by this Second Amendment, Borrower is Solvent;

3.6 Opinion of Borrower’s Counsel. Agent shall have received an opinion or opinions of Borrower’s counsel in form and substance satisfactory to Agent.

4. Representations and Warranties re Loan Agreement. Borrower hereby represents and warrants that the representations and warranties contained in the Loan Agreement were true and correct in all material respects when made and, except to the extent that (a) a particular representation or warranty by its terms expressly applies only to an earlier date, or (b) Borrower has previously advised Agent in writing as contemplated under the Loan Agreement, are true and correct in all material respects as of the date hereof. Borrower hereby further represents and warrants that no event has occurred and is continuing, or would result from the transactions contemplated under this Second Amendment, that constitutes or would constitute a Default or an Event of Default.

5. Miscellaneous.

5.1 Headings. The various headings of this Second Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Second Amendment or any provisions hereof.

5.2 Counterparts. This Second Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Second Amendment by either (i) facsimile transmission or (ii) electronic transmission in either Tagged Image Format Files (TIFF) or Portable Document Format (PDF), shall be effective as delivery of a manually executed counterpart thereof.

5.3 Interpretation. No provision of this Second Amendment shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured, drafted or dictated such provision.

5.4 Complete Agreement. This Second Amendment constitutes the complete agreement between the parties with respect to the subject matter hereof, and supersedes any prior written or oral agreements, writings, communications or understandings of the parties with respect thereto.

5.5 GOVERNING LAW. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS.

5.6 Effect. Upon the effectiveness of this Second Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby and each reference in the other Loan Documents to the Loan Agreement, “thereunder,” “thereof,” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

5.7 Conflict of Terms. In the event of any inconsistency between the provisions of this Second Amendment and any provision of the Loan Agreement, the terms and provisions of this Second Amendment shall govern and control.

5.8 No Novation or Waiver. Except as specifically set forth in this Second Amendment, the execution, delivery and effectiveness of this Second Amendment shall not (a) limit, impair, constitute a waiver by, or otherwise affect any right, power or remedy of, Agent or Lenders under the Loan Agreement or any other Loan Document, (b) constitute a waiver of any provision in the Loan Agreement or in any of the other Loan Documents or of any Default or Event of Default that may have occurred and be continuing, or (c) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or in any of the other Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Loan and Security Agreement as of the day and year first above written.

HERCULES FUNDING II LLC, a Delaware limited liability company, as Borrower

By:	/s/ Scott Harvey
Name:	Scott Harvey
Title:	Chief Legal Officer

WELLS FARGO CAPITAL FINANCE, LLC, formerly known as Wells Fargo Foothill, LLC, a Delaware limited liability company, as Agent and a Lender

By:	/s/ Aharon Tarnavsky
Name:	Aharon Tarnavsky
Title:	Vice President

EXHIBIT A TO SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

Exhibit C-1

To

Loan and Security Agreement

Commitments

(as of Second Amendment Closing Date)

Lender	Commitment
Wells Fargo Foothill, LLC.	$75,000,000
All Lenders	$75,000,000